                                            Filed pursuant to Rule 424(b)(3)
                                            Registration No. 333-50208



                 PROSPECTUS SUPPLEMENT NO. 1 DATED JULY 2, 2001
                      TO PROSPECTUS DATED DECEMBER 4, 2000

                       TERAYON COMMUNICATION SYSTEMS, INC.

                         367,804 Shares of Common Stock


Please read this prospectus supplement in conjunction with the prospectus dated December 4, 2000 (the "Prospectus"). The table on page 19 of the Prospectus setting for the information concerning the selling stockholders is superseded by the following table:

                             SELLING STOCKHOLDERS

In our acquisition of Digitrans, which we consummated in September 2000, we issued to all of the selling stockholders shares of our common stock, and we agreed to register all of those shares for resale. We also agreed to use reasonable efforts to keep the registration statement effective until September 27, 2001. Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

The following table sets forth certain information regarding the beneficial ownership of the common stock, as of June 29, 2001, by each of the selling stockholders.

The information provided in the table below with respect to each selling stockholder has been obtained from that selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

  Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. None of the share amounts set forth below represents more than 1% of our outstanding stock as of June 29, 2001, adjusted as required by rules promulgated by the SEC.

                                                                            Shares                  Shares
Selling Stockholder                           Number of Shares           Being Offered         Held in Escrow*
-------------------------------               ----------------          --------------        ----------------
Bear, Stearns Securities Corp. as
Pledgee/selling stockholder, selling through
Bear, Stearns & Co, Inc.                           273,173                  273,173                     0
The D.W. Thomas Companies, Inc.                     30,353                   30,353                30,353
Ray Mason Truluck                                   25,280                   25,280                19,365
Warren Harding Davis, Jr.                           19,229                   19,229                14,442
Clayton Charles Dore                                19,229                   19,229                14,442

* 30,353 shares of our common stock are held in the name of Embassy & Co. pursuant to an Indemnification Escrow Agreement with The D.W. Thomas Companies, Inc. 48,209 shares of our common stock are held in the name of Embassy & Co. pursuant to Retention Escrow Agreements with Mason Truluck, Warren Davis, Jr. and Clayton Dore.